UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 2, 2014

ALICO, INC.

(Exact name of Registrant as specified in its Charter)

Florida	0-261	59-0906081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10070 Daniels Interstate Court

Fort Myers, Florida,  33913

(Address of principal executive offices)

Registrant’s Telephone Number:  (239) 226-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry Into a Material Definitive Agreement.

Overview of the Transactions

•                  On December 2, 2014, Alico, Inc. (the “Company”) completed the acquisition of certain citrus and related assets of Orange-Co, LP (“Orange-Co”) pursuant to an Asset Purchase Agreement (the “Orange-Co Purchase Agreement”), dated as of December 1, 2014, between the Company, Orange-Co, and, solely with respect to certain sections thereof, Orange-Co, LLC and Tamiami Citrus, which are the general and limited partners, respectively, of Orange-Co.  The Orange-Co Purchase Agreement also provided for the Company to assume and repay in full certain indebtedness of Orange-Co and its subsidiaries.

•                  On December 2, 2014, the Company also entered into an Agreement and Plan of Merger (the “Merger Agreement”) with 734 Sub, LLC, a wholly owned subsidiary of the Company (“Merger Sub”), 734 Citrus Holdings, LLC (“Silver Nip Citrus”) and, solely with respect to certain sections thereof, the equityholders of Silver Nip Citrus.  The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Silver Nip Citrus (the “Merger”), with Silver Nip Citrus surviving the Merger as a wholly owned subsidiary of the Company.

•                  Concurrently with the completion of the closing of the transactions contemplated by the Orange-Co Purchase Agreement, the Company entered into certain financing arrangements to repay in full the indebtedness of Orange-Co and its subsidiaries and to refinance the Company’s existing indebtedness.

Orange-Co Asset Purchase

Subject to the terms and conditions of the Orange-Co Purchase Agreement, the Company acquired certain citrus assets of Orange-Co, including approximately 20,263 acres of citrus groves, the crop on the citrus trees, buildings, structures and personal property located on the groves, and certain related minerals and mineral rights (collectively, the “Purchased Assets”).  The acquisition is effective as of December 1, 2014 (the “Closing Date”).

In accordance with the terms of the Orange-Co Purchase Agreement, the Company acquired the Purchased Assets from Orange-Co in exchange for: (1) $147.5 million in initial cash consideration, subject to adjustment as set forth in the Orange-Co Purchase Agreement; (2) up to $7.5 million in additional cash consideration to be released from escrow in equal parts, subject to certain limitations, on the 12- and 18-month anniversaries of the Closing Date; (3) the assumption and refinancing of Orange-Co’s approximately $91.2 million in term debt and $27.8 million working capital facility; and (4) the assumption of certain other liabilities.  On the Closing Date, the Company deposited an irrevocable standby letter of credit issued by Rabo Agrifinance, Inc. (“Rabo”) in the aggregate amount of $7.5 million in an escrow account to fund the additional cash consideration.

The Orange-Co Purchase Agreement contains customary representations, warranties and covenants.  Subject to certain exceptions and limitations, the Company and Orange-Co have agreed to indemnify each other for breaches of representations, warranties and covenants and other specified matters, subject to certain limitations.

The Company also entered into (1) a consulting agreement with James Mercer, Orange-Co’s President and Chief Executive Officer, effective as of December 1, 2014 and (2) an employment agreement with Jerome Newlin, Orange-Co’s Vice President of Citrus Operations, who will assume the role of the Company’s Vice President of Citrus Operations effective January 1, 2015.

The foregoing summary of the Orange-Co Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Orange-Co Purchase Agreement, which is filed as Exhibit 2.1 and incorporated herein by reference.  The Orange-Co Purchase Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms.  It is not intended to provide any other financial information about the Company, Orange-Co, or their respective subsidiaries or affiliates.  The representations and warranties contained in the Orange-Co Purchase Agreement were made only for purposes of the Orange-Co Purchase Agreement and as of specific dates; were solely for the benefit of the parties to the Orange-Co Purchase Agreement; may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by the parties to each other.  Investors should not rely on the representations and warranties as characterizations of the actual state of facts or condition of the Company, Orange-Co or any of their respective subsidiaries, affiliates or businesses.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Orange-Co Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company, Orange-Co or their respective subsidiaries or affiliates.

Silver Nip Citrus Merger Agreement

Subject to the terms and conditions set forth in the Merger Agreement, the Company will issue shares of the Company’s common stock, par value $1 per share (the “Common Stock”), to the equityholders of Silver Nip Citrus as follows (the “Stock Issuance”):

•                  at the effective time of the Merger, up to 1,463,544 shares of Common Stock, subject to certain adjustments set forth in the Merger Agreement for Silver Nip Citrus’s net indebtedness at the closing of the Merger, amounts related to certain groves specified in the Merger Agreement, certain Silver Nip Citrus transaction expenses and the trading price of the Common Stock; and

•                  thirty (30) days after the end of Silver Nip Citrus’s 2014-2015 citrus harvest season, an additional amount of shares of Common Stock, with the number of shares issued to be based on the net proceeds received by the Company from the sale of citrus fruit harvested on certain Silver Nip Citrus groves after the closing of the Merger, subject to certain adjustments set forth in the Merger Agreement for the cost to harvest the citrus fruit and the trading price of the Common Stock.

The Merger Agreement contains customary representations, warranties and covenants from the Company, Silver Nip Citrus and the Silver Nip Citrus equityholders, including, among others, covenants relating to: (1) the conduct of the Company’s and Silver Nip Citrus’s respective businesses during the interim period between the execution of the Merger Agreement and the effective time of the Merger; and (2) the obligation of the Company to obtain the approval by its shareholders of the Stock Issuance.  Each of the Company and the Silver Nip Citrus equityholders also agreed to indemnify the other party, subject to certain limitations and exceptions, for breaches of fundamental representations, covenants and certain other liabilities.

Completion of the Merger is conditioned, among other things, on: (1) approval of the Stock Issuance by a majority of the holders of Common Stock voting at a special meeting or acting by written consent to approve the Stock Issuance and, if such approval is obtained through action by written consent, the expiration of a twenty (20)-day waiting period after the date an information statement of the Company prepared in accordance with Regulation 14C of the Securities Exchange Act of 1934, as amended (such Act, the “Exchange Act,” and such information statement, the “Information Statement”) is delivered to the Company’s shareholders; (2) receipt of a final appraisal of the Silver Nip Citrus groves; (3) receipt of certain third-party consents; (4) completion of an audit of Silver Nip Citrus’s 2014 consolidated financials and receipt of an unqualified audit opinion; (5) material compliance by the other party with all of its obligations under the Merger Agreement; and (6) subject to certain exceptions, the accuracy of the representations and warranties of the other party subject to a material adverse effect standard (as defined in the Merger Agreement).

The Merger Agreement also provides for certain termination rights for both the Company and Silver Nip Citrus, including termination by either party if the Merger is not consummated by April 30, 2015.  There is no termination fee payable by either party upon termination of the Merger Agreement.

734 Investors, LLC (“734 Investors”), the Company’s majority shareholder, will seek the consent of a majority of its disinterested members to direct 734 Investors to approve the Stock Issuance by a written consent of its shares of Common Stock.

The foregoing summary of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is filed as Exhibit 2.2 and incorporated herein by reference.  The Merger Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms.  It is not intended to provide any other financial information about the Company, Silver Nip Citrus, or their respective subsidiaries or affiliates.  The representations and warranties contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by the parties to each other.  Investors should not rely on the representations and warranties as characterizations of the actual state of facts or condition of the Company, Silver Nip Citrus or any of their respective subsidiaries, affiliates or businesses.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company, Silver Nip Citrus or their respective subsidiaries or affiliates.

Metlife Credit Agreement

The Company and certain of its subsidiaries entered into a First Amended and Restated Credit Agreement (the “Metlife Credit Agreement”) with Metropolitan Life Insurance Company and New England Life Insurance Company under which they have obtained $182.5 million in aggregate principal amount of term loans (the “Term Loans”) and $25 million in revolving credit commitments (the “Metlife Revolving Credit Facility”).

The Metlife Credit Agreement amends and restates an existing Credit Agreement, dated as of September 8, 2010 (as amended from time to time, the “Prior Credit Agreement”) entered into by the Company and Rabo.  Under the Prior Credit Agreement, the Company had $40 million in aggregate principal amount of term loans, of which $33.5 million was outstanding, and $60.0 million in undrawn revolving credit commitments.

$125 million in principal amount of the Term Loans bear interest at an annual rate of 4.15%.  $57.5 million in principal amount of the Term Loans bear interest at a floating annual rate of three-month LIBOR plus 150 basis points.  Quarterly principal amortization payments of approximately $2.3 million will be payable on the first day of February, May, August and November until the Term Loans’ maturity on November 1, 2029, when the remaining principal balance and accrued interest shall be due and payable.

The Metlife Revolving Credit Facility will bear interest at a floating rate of three-month LIBOR plus 150 basis points quarterly beginning February 1, 2015 and matures on November 1, 2019.

The Metlife Credit Agreement contains customary events of default, covenants and other terms, including, among other things, restrictions on the making of restricted payments, creation of liens on collateral and entry into transactions with affiliates.  The Metlife Credit Agreement also provides that the Company must maintain a current ratio of not less than 1.5 to 1.0, a debt ratio of not greater than 0.625 to 1.0, minimum tangible net worth of $160 million and a debt service coverage ratio of not less than 1.1 to 1.0. The obligations of the Company and its subsidiaries under the Metlife Credit Agreement are collateralized by a lien on certain real estate and related property and a second lien on crops grown on such real estate and fruit contracts.

Rabo Credit Agreement

The Company and certain of its subsidiaries entered into a Credit Agreement (the “Rabo Credit Agreement”) with Rabo under which they have obtained $70.0 million in aggregate principal amount of revolving credit commitments (the “Rabo Revolving Credit Facility”).

Depending on the Company’s debt service coverage ratio from time to time, the Rabo Revolving Credit Facility is subject to a commitment fee of 20-30 basis points and borrowings under the Rabo Credit Agreement will bear interest at a floating rate of one-month LIBOR plus 175-250 basis points.  The Rabo Revolving Credit Facility matures on November 1, 2016.

The Rabo Credit Agreement contains customary events of default, covenants and other terms, including, among other things, restrictions on the making of restricted payments, incurrence of indebtedness, creation of liens and entry into transactions with affiliates.  The Rabo Credit Agreement also provides that the Company must maintain a current ratio of not less than 1.5 to 1.0, a debt ratio of not greater than 0.625 to 1.0, minimum tangible net worth of $160 million and a debt service coverage ratio of not less than 1.1 to 1.0. The obligations of the Company and its subsidiaries under the Rabo Credit Agreement are collateralized by a lien on certain of their working capital assets, including crops and fruit contracts, and equipment.

Proceeds from the borrowings under the Metlife Credit Agreement and Rabo Credit Agreement were used to finance a portion of the Company’s acquisition of Orange-Co pursuant to the Orange-Co Purchase Agreement, the repayment of certain Orange-Co indebtedness and the payment of related fees and expenses.

A copy of the Metlife Credit Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K, and a copy of the Rabo Credit Agreement is included as Exhibit 10.2 to this Current Report on Form 8-K. Such Exhibits are incorporated into this Item 1.01 by reference and any description of these documents in this Item 1.01 is qualified by such reference.

Item 1.02.                                        Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Prior Credit Agreement is incorporated herein by reference.

Item 2.01.                                        Completion of Acquisition or Disposition of Assets.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Orange-Co Asset Purchase” is incorporated herein by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Metlife Credit Agreement and the Rabo Credit Agreement is incorporated herein by reference.

Item 3.02.                                        Unregistered Sales of Equity Securities.

The Company intends to issue at the Closing of the Merger described in Item 1.01 of this Current Report on Form 8-K, up to 1,463,544 shares of its common stock as part of the merger consideration, in exchange for all of the Silver Nip Citrus equity interests.  To the extent required by Item 3.02 of Form 8-K, the information contained or incorporated in Item 1.01 of this Current Report on Form 8-K under the heading “Silver Nip Citrus Merger Agreement” is incorporated by reference in this Item 3.02.

The Company expects to issue the shares in the Stock Issuance in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Important Information About the Proposed Merger and Where to Find It

Investors and security holders are urged to carefully review and consider the Company’s public filings with the Securities and Exchange Commission (the “SEC”), which may be obtained free of charge at the Company’s website at www.alicoinc.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from the Company by requesting them in writing to Alico, Inc., 10070 Daniels Interstate Court, Suite 100, Fort Myers, FL 33913, Attention: Investor Relations, or by telephone at (239) 226-2000.

In connection with the proposed Merger, the Company intends to file with the SEC an information statement of the Company in accordance with Regulation 14C of the Exchange Act, as amended.  The Company also plans to file other relevant documents with the SEC regarding the proposed Merger.  Investors are urged to read the entire information statement and other relevant documents filed with the SEC, when they become available, because they will contain important information about the proposed Merger.  Information about the directors and executive officers of the Company and their ownership of Common Stock is set forth in the definitive proxy statement for Alico’s 2014 annual meeting of shareholders, as previously filed with the SEC on January 24, 2014.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not historical facts are forward-looking statements.  Forward-looking statements include, but are not limited to, statements that express the Company’s intentions, beliefs, expectations, strategies, predictions or any other statements relating to the Company’s future activities or other future events or conditions.  These statements are based on the Company’s current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by the Company’s management.  These assumptions are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including risks related to the proposed transactions, including the ability to consummate the Merger and the timing of the Merger; the Company’s ability to achieve the anticipated results of the completed and proposed transactions; and those risk factors described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013 and the Company’s Quarterly Reports on Form 10-Q filed with the SEC.  The Company’s shareholders are urged to consider such risks, uncertainties and factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01.                                        Financial Statements and Exhibits.

(b)  Pro Forma Financial Information

Any pro forma financial information to be filed in response to this Item 9.01(b) with respect to the acquisition referenced in Item 2.01 above will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

(d)  Exhibits.

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated as of December 1, 2014, by and among Alico, Inc., Orange-Co, LP, and, solely with respect to certain sections thereof, Orange-Co, LLC and Tamiami Citrus, LLC.*

2.2

Agreement and Plan of Merger, dated as of December 2, 2014, by and among Alico, Inc., 734 Sub, LLC, 734 Citrus Holdings, LLC, and, solely with respect to certain sections thereof, 734 Agriculture, LLC, Rio Verde Ventures, LLC and Clayton G. Wilson.*

10.1

First Amended and Restated Credit Agreement, dated as of December 1, 2014, by and among Alico, Inc., Alico Land Development, Inc., Alico-Agri, Ltd., Alico Plant World, L.L.C., Alico Fruit Company, LLC, Metropolitan Life Insurance Company, and New England Life Insurance Company.

10.2

Credit Agreement, by and between Alico, Inc., Alico-Agri, Ltd., Alico Plant World, L.L.C., Alico Fruit Company, LLC, Alico Land Development, Inc., and Alico Citrus Nursery, LLC, as Borrowers and Rabo Agrifinance, Inc., as Lender.

*Certain schedules and exhibits have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K.  The Company will furnish supplemental copies of any such schedules or exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Alico, Inc.

Date: December 5, 2014	By:	/s/ W. Mark Humphrey
Name: W. Mark Humphrey
Title: Senior Vice President and Chief Financial Officer